Exhibit 3.48

OPERATING AGREEMENT
OF
ASSURANCE WIRELESS OF SOUTH CAROLINA, LLC

A Delaware Limited Liability Company

This Operating Agreement (this “Agreement”) of Assurance Wireless of South Carolina, LLC (the “LLC”) has been made by Virgin Mobile USA, L.P., a Delaware limited liability company (“VMU” or the “Initial Member” and, together with any additional members hereinafter admitted as provided in Section 18 below, the “Members”).

The LLC was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. as amended from time to time (or any corresponding provisions of succeeding law) (the “Act”), pursuant to a Certificate of Formation, which was filed on February 15, 2010 with the Secretary of State of the State of Delaware.

VMU hereby declares as follows:

1.           Name. The name of the LLC is Assurance Wireless of South Carolina, LLC.

2.           Term. The term of the LLC commenced on February 15, 2010, the date of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Act. The term of the LLC shall not be perpetual but shall continue until the winding up and dissolution of the LLC and its business is completed following a dissolution, as provided in Section 14.

3.           Purpose and Powers. The purpose of the LLC is to engage in any and all lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities related or incidental to the foregoing. The LLC shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

4.           Registered Office. The registered office of the LLC in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, c/o Corporation Service Company.

5.           Registered Agent. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

6.           Admission. Simultaneously with the execution and delivery of this Agreement, VMU is admitted as the sole Member of the LLC. The name and address of VMU are as follows:

Virgin Mobile USA, L.P.
Attn: Corporate Secretary
6200 Sprint Parkway
Overland Park, KS 66251

7.           Capital Contributions. The Initial Member shall make such capital contributions to the LLC as it shall determine in its sole discretion, provided that, in the event additional Members are admitted to the LLC, the Members shall make such further capital contributions as the Members shall agree (as to each, its “Capital Contribution”).

No Member is required to make any contribution of property or money to the LLC in excess of its respective Capital Contribution.

8.           Capital Accounts. An account shall be established in the LLC’s books for each Member and transferee (each a “Capital Account”) using principles similar to those set forth in the rules of Section 704 of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.704-1(b)(2)(iv) reflecting each Member’s Capital Contribution to the LLC.

9.           Percentage Interest and Allocations of Profits and Losses. On the date hereof, VMU’s interest in the LLC shall be 100%. In the event additional Members are admitted to the LLC, each Member’s interest in the LLC shall be expressed as a percentage equal to the ratio on any date of such Member’s Capital Account on such date to the aggregate Capital Accounts of all Members on such date, such Capital Accounts to be determined after giving effect to all contributions of property, money or the value of services provided for the benefit of the LLC by any Member, distributions and allocations for all periods ending on or prior to such date (as to any Member, its “Percentage Interest”). As of the date hereof, all of LLC’s profits and losses shall be allocated to VMU. In the event additional Members are admitted to LLC, the LLC’s profits and losses shall be allocated in accordance with the Percentage Interests of the Members.

10.         Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Initial Member. Except as set forth in Section 15 hereof, cash available for distribution shall be distributed to VMU, or in the event additional Members are admitted to the LLC, to the Members in accordance with their respective Percentage Interests.

11.         Management. The LLC shall be managed by VMU, or in the event additional Members are admitted to the LLC, by all of the Members, the affirmative vote of all of the Members being necessary to constitute valid action of the LLC (the “Required Vote”). VMU or the Members, as the case may be, shall have all powers necessary, useful or appropriate for the day-to-day management and conduct of the LLC’s business. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of property of the LLC shall be valid and binding on the LLC if executed by any of the Members, each of whom shall be an “authorized person” within the meaning of the Act.

12.         Officers. VMU or the Members, as the case may be, may appoint officers of the LLC from time to time. Such officers shall have such power and authority to carry on the business of the Company and to execute agreements, instruments and documents as are granted by the Members from time to time. The Members may cause the LLC to hire employees and to retain agents and consultants. Officers, employees, agents and consultants shall receive such compensation from the LLC for acting in such capacity as may be determined by the Members.

13.         Compensation. The value of any service rendered to the LLC by a Member in its capacity as a Member shall be deemed a Capital Contribution. No other compensation shall be permitted for any such service.

14.         Assignments. VMU may assign all or any part of its limited liability company interest at any time, and, unless VMU otherwise provides, any transferee shall become a substituted Member automatically. In the event there is more than one Member, any Member may assign all or any part of its limited liability company interest only with the consent of all other Members, and any such transferee may only become a substituted Member with the consent of all other Members.

15.         Dissolution. The LLC shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of VMU, (b) if there is more than one Member, the unanimous written consent of the Members, (c) the bankruptcy or insolvency of VMU, or (d) an event of dissolution of the LLC under the Act. If there is more than one Member, the bankruptcy or insolvency of one Member shall not cause the dissolution of the LLC, and the LLC shall be continued, upon the written consent of the remaining Member to continue to the LLC without dissolution.

16.         Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 14 hereof, VMU (or, if there is more than one Member, the Members) shall be entitled to receive, after paying or making reasonable provision for all of the LLC’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the LLC (or, if there is more than one Member, their respective positive Capital Account balances until such balances, if any, are reduced to zero and then the balance shall be distributed to the Members in accordance with their respective Percentage Interests).

17.         Withdrawal. VMU may withdraw from the LLC at any time, provided that, if there is more than one Member, any Member may withdraw from the LLC only upon the consent of all other Members. Upon any such permitted withdrawal, the withdrawing Member shall receive the fair value of its limited liability company interest, determined as of the date it ceases to be a Member.

18.         Limited Liability. No Member shall have any liability for the obligations of the LLC except to the extent provided in the Act.

19.         Additional Members. Additional Members can only be admitted to the LLC upon the consent of all Members, which consent may be evidenced by, among other things, the execution of an amendment to this Agreement.

20.         Amendment. This Agreement may be amended only in a writing signed by VMU (or, if there is more than one Member, all of the Members).

21.         Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

22.         Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

23.         Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given and received for all purposes (a) if delivered personally to the person or to an officer of the person to whom the same is directed, or (b) when the same is actually received, if sent either by courier or delivery service or registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimiled communication sent by registered or certified mail, postage and charges prepaid, addressed to the recipient party at the address set forth for such party above.

24.         Consent to Jurisdiction/Service of Process. VMU (and, if there is more than one Member, each other Member) (a) irrevocably submits to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (b) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

25.         Tax Characterization.

VMU acknowledges that (i) it is the intention of the LLC to be treated as a partnership for federal and all relevant state tax purposes and (ii) the LLC will be treated as a partnership for federal and all relevant state tax purposes and shall make all available elections to be so treated. All provisions of the LLC’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status.

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IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement of Assurance Wireless of South Carolina, LLC as of the 15th day of February, 2010.

Virgin Mobile USA, L.P.

By:	/s/ Timothy P. O’Grady
Name:	Timothy P. O’Grady
Title:	Vice President and Secretary